[MICRO IMAGING TECHNOLOGY, INC. LETTERHEAD]

December 15, 2008

Evan S. Jacobson

United States Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549-4561

Re:

Micro Imaging Technology, Inc.

Preliminary Information Statement on Schedule 14C

Filed October 17, 2008 (and amended on Form PRER 14C on December 3, 2008 and December 9, 2008)

File No. 000-16416

Dear Mr. Jacobson:

Please accept this letter as Micro Imaging Technology, Inc.’s supplemental response to your letter, dated October 27, 2008.

The Company hereby confirms that:

1.

The Company is responsible for the adequacy and accuracy of the disclosure in the filings;

2.

Staff comments or changes to the disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

3.

The Company may not assert staff comments as a defense in an proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

MICRO IMAGING TECHNOLOGY, INC.

/s/ Michael Brennan

Michael Brennan

President